EXHIBIT 2



                                    EXHIBIT 2

        Set forth below is a summary of acquisitions of beneficial ownership in the Shares of the Issuer by Phillip Frost, M.D., effected from June 19, 1996 through the date of this Amendment No. 3.


              NUMBER OF SHARES    PRICE PER              TYPE OF
DATE             ACQUIRED          SHARE               TRANSACTION
----          ----------------    ---------            -----------

12/2/96           75,000           5.50           Open Market Transaction

1/28/97           10,000           5.375          Open Market Transaction

2/11/97            3,000           4.875          Open Market Transaction

2/12/97            2,000           4.75           Open Market Transaction

3/5/97             4,400           5.00           Open Market Transaction